Insert for Pricing Supplement No. 3

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Subordinated Notes	$1,000,000,000	$128,800

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-195373

PRICING SUPPLEMENT NO. 3 DATED SEPTEMBER 8, 2014

TO PROSPECTUS DATED APRIL 18, 2014, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 18, 2014, AND
SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 18, 2014

U.S. BANCORP
Medium-Term Notes, Series V (Senior)
Medium-Term Notes, Series W (Subordinated)

CUSIP No.:	91159HHK9

Series:

☐ Series V (Senior)
☒ Series W (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,000,000,000

Trade Date:	September 8, 2014

Original Issue Date:	September 11, 2014

Maturity Date:	September 11, 2024

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$2,490,000

Redemption Date:	August 11, 2024

Redemption Terms:  Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$997,920,000 / 99.792%

Proceeds to the Company:	$995,430,000

Interest Rate/Initial Interest Rate:	3.60%

Interest Payment Dates:	March 11 and September 11, beginning March 11, 2015

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐             Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐             For Federal income tax purposes only.

Subordination:  In addition to the subordination provisions described in the prospectus supplement under the heading “Subordination of Series W Notes,” the notes may be fully subordinated to interests held by the U.S. government in the event of receivership, insolvency or similar proceedings, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.792%	0.249%	99.543%
Total	$997,920,000	$2,490,000	$995,430,000

Agent	Principal Amount
Goldman, Sachs & Co.	$333,333,000	/s/ John C. Stern	(authorized officer)
Morgan Stanley & Co. LLC	$333,333,000	John C. Stern
U.S. Bancorp Investments, Inc.	$333,334,000
Total	$1,000,000,000	/s/ Joseph M. Tessmer	(authorized officer)
		Joseph M. Tessmer

Delivery Instructions: DTC # 0280

Conflicts of Interest.  The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes.  As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Notice to Canadian Investors.  The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank.  The Notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the issuer.  The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality.   U.S. Bancorp is not regulated as a financial institution in Canada.  However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada).  The notes may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.